Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Results for the Third Quarter of 2023

STAMFORD, CT, November 2, 2023 -- Eagle Bulk Shipping Inc. (NYSE: EGLE) (“Eagle” or the “Company”), one of the world’s largest owner-operators within the midsize drybulk vessel segment, today reported financial results for the quarter ended September 30, 2023.

Quarter Highlights:

•Generated Revenues, net of $82.6 million
◦Achieved TCE(1) of $11,482 based on TCE Revenue(1) of $54.1 million

•Incurred a net loss of $5.2 million, or $0.55 per basic share
◦Adjusted net loss(1) of $2.9 million, or $0.31 per basic share(1)

•Generated Adjusted EBITDA(1) of $15.6 million

•Completed the sale of the Sankaty Eagle, a non-core, non-scrubber-fitted Supramax bulkcarrier

•Declared a quarterly dividend of $0.10 per share for the third quarter of 2023
◦Dividend is payable on November 22, 2023 to shareholders of record at the close of business on November 14, 2023

Recent Developments:

•Coverage position for the fourth quarter of 2023 is as follows:
◦68% of owned available days fixed at an average TCE of $15,655

Eagle’s CEO Gary Vogel commented, “Although our financial results for the third quarter are reflective of the headwinds faced by the broader industry, we were able to once again outperform the BSI (Baltic Supramax Index) by 14%, achieving a net TCE of $11,482. Specifically, market fundamentals remained challenging during the quarter, with the BSI averaging just over $10,000 for the period.
Freight rates bottomed as we moved through the quarter, with September benefiting from a strong rally as the index reached almost $15,000. The Atlantic market was the main driver for this recovery in rates, catalyzed by robust exports of soybeans and corn out of Brazil following this season’s record crop. Looking ahead to the fourth quarter, spot rates have come off from their recent highs, but remain supported with the BSI averaging approximately $13,700 quarter-to-date. Further, as of today, we have fixed approximately 68% of our owned available days, at a net TCE of $15,655.
During the quarter, we continued to focus on operational efficiencies and improvements. Our OPEX costs were down sequentially for the third quarter in a row and Eagle’s entire fleet is now leveraging SoFar Ocean’s advanced voyage optimization system achieving meaningful fuel and emissions reductions.
We remain positive about the medium-term prospects for the drybulk industry, particularly given strong supply side fundamentals, macroeconomic risks notwithstanding. With a fully modern fleet of 52, predominately scrubber-fitted vessels, and approximately $170 million in total liquidity, Eagle is well-positioned to continue to take advantage of opportunities for the benefit of our stakeholders.”

Fleet Operating Data

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Ownership Days	4,808	4,831	14,425	14,424
Owned Available Days	4,708	4,588	13,791	13,599

Fleet Development

•Sankaty Eagle, a 2011-built Supramax (58k DWT)
◦Sold in second quarter of 2023 for $16.4 million and delivered to new owners in third quarter of 2023

•Owned fleet totals 52 vessels (96% scrubber-fitted) with an average age of 10.0 years

Results of Operations for the three and nine months ended September 30, 2023 and 2022

For the three months ended September 30, 2023, the Company reported a net loss of $5.2 million, or basic and diluted net loss per share of $0.55. In the comparable quarter of 2022, the Company reported net income of $77.2 million, or basic and diluted net income per share of $5.94 and $4.77, respectively.
For the three months ended September 30, 2023, the Company reported an adjusted net loss of $2.9 million, which excludes net unrealized losses on FFAs and bunker swaps of $2.2 million, or basic and diluted adjusted net loss per share of $0.31. In the comparable quarter of 2022, the Company reported adjusted net income of $74.3 million, which excludes net unrealized gains on FFAs and bunker swaps of $7.1 million and a loss on debt extinguishment of $4.2 million, or basic and diluted adjusted net income per share of $5.72 and $4.58, respectively.
For the nine months ended September 30, 2023, the Company reported net income of $16.1 million, or basic and diluted net income per share of $1.38 and $1.36, respectively. For the nine months ended September 30, 2022, the Company reported net income of $224.7 million, or basic and diluted net income per share of $17.31 and $13.86, respectively.
For the nine months ended September 30, 2023, the Company reported adjusted net income of $17.2 million, which excludes net unrealized losses on FFAs and bunker swaps of $0.4 million and impairment of operating lease right-of-use assets of $0.7 million, or basic and diluted adjusted net income per share of $1.47 and $1.44, respectively. For the nine months ended September 30, 2022, the Company reported adjusted net income of $220.4 million, which excludes net unrealized gains on FFAs and bunker swaps of $8.5 million and a loss on debt extinguishment of $4.2 million, or basic and diluted adjusted net income per share of $16.97 and $13.59, respectively.
Revenues, net
Revenues, net for the three months ended September 30, 2023 were $82.6 million compared to $185.3 million for the comparable quarter of 2022. Revenues, net decreased $102.7 million primarily due to lower rates on both time and voyage charters, driven by a decline in the drybulk market.
Revenues, net for the nine months ended September 30, 2023 were $289.2 million compared to $568.4 million for the nine months ended September 30, 2022. Revenues, net decreased $279.2 million primarily due to lower rates on both time and voyage charters, driven by a decline in the drybulk market.
Voyage expenses
Voyage expenses for the three months ended September 30, 2023 were $23.8 million compared to $40.8 million for the comparable quarter of 2022. Voyage expenses decreased $17.0 million primarily due to a $15.0 million reduction in bunker consumption expenses primarily due to decreases in voyage charters and bunker prices and a $1.2 million decrease in broker commissions due to lower freight rates driven by a decline in the drybulk market.
Voyage expenses for the nine months ended September 30, 2023 were $82.7 million compared to $120.7 million for the nine months ended September 30, 2022. Voyage expenses decreased $38.0 million primarily due to a $25.4 million reduction in bunker consumption expenses due to decreases in voyage charters and bunker prices, a $9.1 million reduction in port expenses due to a decrease in voyage charters and a $3.5 million decrease in broker commissions due to lower freight rates driven by a decline in the drybulk market.
Vessel operating expenses
Vessel operating expenses for the three months ended September 30, 2023 were $28.8 million compared to $33.1 million for the comparable quarter of 2022. Vessel operating expenses decreased $4.3 million primarily due to a $2.6 million decrease in repair costs, a $0.8 million decrease in lube costs driven by lower purchase volume and a $0.5 million decrease in the cost of stores and spares driven by lower purchases.

Vessel operating expenses for the nine months ended September 30, 2023 were $91.1 million compared to $88.2 million for the nine months ended September 30, 2022. Vessel operating expenses increased $2.9 million primarily due to a $3.2 million increase in crewing costs driven by higher compensation and increased crew changes as a result of crewing manager transitions and a $1.4 million increase in costs driven by certain repairs and discretionary spending on upgrades to six vessels, including newly acquired ships, partially offset by a $1.3 million decrease in lube costs driven by lower purchase volume and a $0.4 million decrease in the cost of stores and spares driven by lower purchases.
Adjusted vessel operating expenses(2), which excludes one-time, non-recurring expenses related to vessel acquisitions, charges relating to a change in the crewing manager on some of the Company’s vessels and discretionary hull and hold upgrades for the three months ended September 30, 2023 were $28.5 million compared to $31.7 million for the comparable quarter in 2022. Adjusted vessel operating expenses decreased $3.2 million primarily due to a $1.5 million decrease in repair costs, a $0.8 million decrease in lube costs driven by lower purchase volume and a $0.5 million decrease in the cost of stores and spares driven by lower purchases. Average daily adjusted vessel operating expenses(1) (“Adjusted DVOE”) for the three months ended September 30, 2023 were $5,922 compared to $6,566 for the comparable quarter in 2022.
Adjusted vessel operating expenses(2), which excludes one-time, non-recurring expenses related to vessel acquisitions, charges relating to a change in the crewing manager on some of the Company’s vessels and discretionary hull and hold upgrades for the nine months ended September 30, 2023 were $87.5 million compared to $86.4 million for the nine months ended September 30, 2022. Adjusted vessel operating expenses increased $1.1 million primarily due to a $2.6 million increase in crewing costs driven by higher compensation, a $1.3 million increase in repair costs, partially offset by a $1.6 million decrease in lube costs driven by lower purchase volume and a $0.4 million decrease in the cost of stores and spares driven by lower purchases. Adjusted DVOE for the nine months ended September 30, 2023 were $6,068 compared to $5,991 for the nine months ended September 30, 2022.
Charter hire expenses
Charter hire expenses for the three months ended September 30, 2023 were $6.9 million compared to $19.8 million for the comparable quarter of 2022. Charter hire expenses decreased $12.9 million primarily due to decreases in both charter hire rates as a result of a decline in the drybulk market and chartered-in days.
Charter hire expenses for the nine months ended September 30, 2023 were $31.0 million compared to $63.8 million for the nine months ended September 30, 2022. Charter hire expenses decreased $32.8 million primarily due to decreases in both charter hire rates as a result of a decline in the drybulk market and chartered-in days.
Chartered-in days, which is the aggregate number of days in a period during which the Company chartered-in vessels, for the three months ended September 30, 2023 and 2022 were 589 and 1,000, respectively. Chartered-in days for the nine months ended September 30, 2023 and 2022 were 2,315 and 3,102, respectively.
Depreciation and amortization
Depreciation and amortization for the three months ended September 30, 2023 was $15.5 million compared to $15.4 million for the comparable quarter of 2022. Depreciation and amortization increased $0.1 million primarily due to a $0.8 million increase in depreciation from the net impact of vessels acquired and sold during the respective periods and a $0.1 million increase in deferred drydocking cost amortization due to higher drydocking expenditures, partially offset by $0.9 million decrease in depreciation due to a change in our estimated vessel scrap value from $300 per lwt to $400 per lwt, effective January 1, 2023.
Depreciation and amortization for the nine months ended September 30, 2023 was $45.0 million compared to $45.2 million for the nine months ended September 30, 2022. Depreciation and amortization decreased $0.2 million primarily due to a $2.9 million decrease in depreciation due to a change in our estimated vessel scrap value from $300 per lwt to $400 per lwt, effective January 1, 2023, partially offset by a $1.6 million increase in depreciation from the net impact of vessels acquired and sold during the respective periods, a $0.7 million increase in deferred drydocking cost amortization due to higher drydocking expenditures and a $0.3 million increase in depreciation from an increase in installed vessel improvements.
2 This is a non-GAAP financial measure. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release. An explanation of this measure and how it is calculated is also included below under the heading “Supplemental Information - Non-GAAP Financial Measures.”

General and administrative expenses
General and administrative expenses for the three months ended September 30, 2023 were $10.7 million compared to $9.7 million for the comparable quarter of 2022. Excluding stock-based compensation expense of $1.7 million and $1.4 million for the three months ended September 30, 2023 and 2022, respectively, general and administrative expenses for the three months ended September 30, 2023 were $9.0 million compared to $8.2 million for the comparable quarter of 2022. General and administrative expenses increased $1.0 million primarily due to a $0.6 million increase in professional fees and a $0.2 million increase in stock-based compensation expense.
General and administrative expenses for the nine months ended September 30, 2023 were $32.9 million compared to $29.6 million for the nine months ended September 30, 2022. Excluding stock-based compensation expense of $5.7 million and $4.5 million for the nine months ended September 30, 2023 and 2022, respectively, general and administrative expenses for the nine months ended September 30, 2023 were $27.2 million compared to $25.1 million for the nine months ended September 30, 2022. General and administrative expenses increased $3.3 million primarily due to a $1.1 million increase in stock-based compensation expense, a $1.1 million increase in employee-related costs and other small increases across professional fees, corporate travel and office expenses.
Other operating expense
Other operating expense for the three months ended September 30, 2023 and 2022 was $0.7 million and $2.5 million, respectively. Other operating expense for the three months ended September 30, 2023 was primarily comprised of costs related to a 2021 U.S. government investigation into an allegation that one of our vessels may have improperly disposed of ballast water that entered the engine room bilges during a repair. Other operating expense for the three months ended September 30, 2022 was primarily comprised of costs associated with a corporate transaction that did not materialize.
Other operating expense for each of the nine months ended September 30, 2023 and 2022 was $0.9 million and $2.6 million, respectively. Other operating expense for the nine months ended September 30, 2023 was primarily comprised of costs related to a 2021 U.S. government investigation into an allegation that one of our vessels may have improperly disposed of ballast water that entered the engine room bilges during a repair. Other operating expense for the nine months ended September 30, 2022 was primarily comprised of costs associated with a corporate transaction that did not materialize.
Gain on sale of vessels
For the three months ended September 30, 2023, the Company recorded a gain on the sale of the vessel Sankaty Eagle of $4.9 million. For the three months ended September 30, 2022, the Company recorded a gain on the sale of the vessel Cardinal of $9.3 million.
For the nine months ended September 30, 2023, the Company recorded a gain on the sale of the vessels Jaeger, Montauk Eagle, Newport Eagle and Sankaty Eagle of $19.7 million. For the nine months ended September 30, 2022, the Company recorded a gain on the sale of the vessel Cardinal of $9.3 million.
Interest expense
Interest expense for the three months ended September 30, 2023 and 2022 was $7.7 million and $4.2 million, respectively. Interest expense increased $3.5 million due to the impact of increased amounts outstanding under the Global Ultraco Debt Facility and higher interest rates.
Interest expense for the nine months ended September 30, 2023 and 2022 was $16.0 million and $13.0 million, respectively. Interest expense increased $3.0 million primarily due to the impact of increased amounts outstanding under the Global Ultraco Debt Facility and higher interest rates.
Interest income

Interest income for the three months ended September 30, 2023 and 2022 was $1.5 million and $0.9 million, respectively. Interest income increased primarily due to higher interest rates on the Company’s cash balances.

Interest income for the nine months ended September 30, 2023 and 2022 was $5.1 million and $1.1 million, respectively. Interest income increased primarily due to higher interest rates on the Company’s cash balances.
Realized and unrealized loss/(gain) on derivative instruments, net
Realized and unrealized loss/(gain) on derivative instruments, net for the three months ended September 30, 2023 was a loss of $0.1 million compared to a gain of $11.3 million for the comparable quarter of 2022. The $11.4 million decrease was due to market movements as well as lower FFA and bunker swap activity.
Realized and unrealized loss/(gain) on derivative instruments, net for the nine months ended September 30, 2023 was a gain of $2.3 million compared to a gain of $13.3 million for the nine months ended September 30, 2022. The $11.0 million decrease was due to market movements as well as lower FFA and bunker swap activity.
A summary of outstanding FFAs as of September 30, 2023 is as follows:

FFA Period	Average FFA Contract Price	Number of Days Hedged
Quarter ending December 31, 2023 - Buy Positions	$14,196	(345)
Quarter ending December 31, 2023 - Sell Positions	$12,922	1,380

Liquidity and Capital Resources

	Nine Months Ended
($ in thousands)	September 30, 2023	September 30, 2022
Net cash provided by operating activities	$35,965	$242,491
Net cash (used in)/provided by investing activities	(27,831)	4,090
Net cash used in financing activities	(81,434)	(135,198)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(73,300)	111,383
Cash, cash equivalents and restricted cash at beginning of period	189,754	86,222
Cash, cash equivalents and restricted cash at end of period	$116,454	$197,605
Net cash provided by operating activities for the nine months ended September 30, 2023 was $36.0 million, compared to $242.5 million for the nine months ended September 30, 2022. The decrease is primarily due to a decrease in net income driven by lower freight rates.
Net cash used in investing activities for the nine months ended September 30, 2023 was $27.8 million, compared to net cash provided by investing activities of $4.1 million for the nine months ended September 30, 2022. During the nine months ended September 30, 2023, the Company paid (i) $81.8 million to purchase three vessels and other vessel improvements, (ii) $2.1 million to purchase BWTS and (iii) $0.7 million to purchase other fixed assets. These uses of cash were partially offset by $56.6 million in net proceeds from the sale of four vessels. During the nine months ended September 30, 2022, the Company received net proceeds of $14.9 million from the sale of one vessel and paid (i) $5.7 million to purchase BWTS, (ii) $4.1 million as an advance for the purchase of a vessel, (iii) $0.8 million to purchase vessel improvements and (iv) $0.3 million to purchase other fixed assets.
Net cash used in financing activities for the nine months ended September 30, 2023 was $81.4 million, compared to $135.2 million for the nine months ended September 30, 2022. During the nine months ended September 30, 2023, the Company (i) paid $222.7 million to repurchase Common Stock, inclusive of fees, (ii) repaid $37.4 million of term loan under the Global Ultraco Debt Facility, (iii) paid $15.8 million in dividends and (iv) paid $2.0 million for taxes related to net share settlement of equity awards. These uses of cash were partially offset by (i) $123.4 million of proceeds, net of debt issuance costs, from the Revolving Facility under the Global Ultraco Debt Facility and (ii) $73.1 million of proceeds, net of debt issuance costs, from the Term Facility under the Global Ultraco Debt Facility. During the nine months ended September 30, 2022, the Company (i) paid $81.6 million in dividends, (ii) repaid $37.4 million of term loan under the Global Ultraco Debt Facility, (iii) paid $14.2 million to repurchase $10.0 million in aggregate principal amount of Convertible Bond Debt, and (iv) paid $2.4 million for taxes related to net share settlement of equity awards.
As of September 30, 2023, cash and cash equivalents including noncurrent restricted cash was $116.5 million compared to $189.8 million as of December 31, 2022.
A summary of the Company’s debt as of September 30, 2023 and December 31, 2022 is as follows:

	September 30, 2023			December 31, 2022
($ in thousands)	Principal Amount Outstanding	Debt Discounts and Debt Issuance Costs	Carrying Value	Principal Amount Outstanding	Debt Discounts and Debt Issuance Costs	Carrying Value
Convertible Bond Debt	$104,119	$(328)	$103,791	$104,119	$(620)	$103,499
Global Ultraco Debt Facility - Term Facility	275,400	(5,778)	269,622	237,750	(6,767)	230,983
Global Ultraco Debt Facility - Revolving Facility	125,000	(2,941)	122,059	—	—	—
Total debt	504,519	(9,047)	495,472	341,869	(7,387)	334,482
Less: Current portion – Convertible Bond Debt	(104,119)	328	(103,791)	—	—	—
Less: Current portion - Global Ultraco Debt Facility	(49,800)	—	(49,800)	(49,800)	—	(49,800)
Total long-term debt	$350,600	$(8,719)	$341,881	$292,069	$(7,387)	$284,682

(1)	As of September 30, 2023 and December 31, 2022, the undrawn revolving facility under the Global Ultraco Debt Facility was $55 million and $100 million, respectively.
As of September 30, 2023, the effective conversion price of the Convertible Bond Debt equals $31.70 per share of Common Stock. If the market value of the Company’s Common Stock remains above this price, we would expect the holders of the Convertible Bond Debt to elect conversion prior to maturity. Upon conversion of the remaining Convertible Bond Debt, the Company will pay or deliver, as the case may be, either cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, to the holder (subject to shareholder approval requirements in accordance with the indenture that governs the Convertible Bond Debt).
The Company continuously evaluates potential transactions that it expects to be accretive to earnings, enhance shareholder value or are in the best interests of the Company, including without limitation, business combinations, the acquisition of vessels or related businesses, repayment or refinancing of existing debt, the issuance of new securities, share and debt repurchases or other transactions.
Capital Expenditures and Drydocking
Our capital expenditures primarily relate to the purchase of vessels as well as regularly scheduled drydocking and other vessel improvements, which are expected to enhance their revenue earning capabilities, efficiency and/or safety and to comply with international shipping standards and environmental laws and regulations. Certain vessel improvement costs and costs incurred in connection with drydocking are necessary to comply with international shipping standards and environmental laws and regulations, while others are discretionary in nature and evaluated on a business case-by-case basis.

During the fourth quarter of 2022, the Company entered into a memorandum of agreement to acquire a high-specification 2015-built Ultramax bulkcarrier for total consideration of $24.3 million. The vessel was delivered to the Company during the first quarter of 2023.
On January 30, 2023, the Company entered into a memorandum of agreement to acquire a high-specification 2020-built scrubber-fitted Ultramax bulkcarrier for total consideration of $30.1 million. The vessel was delivered to the Company during the second quarter of 2023.
On February 28, 2023, the Company entered into a memorandum of agreement to acquire a high-specification 2020-built scrubber-fitted Ultramax bulkcarrier for total consideration of $30.1 million. The vessel was delivered to the Company during the second quarter of 2023.
Although the Company has some flexibility regarding the timing of vessel drydockings, the timing of costs are relatively predictable. In accordance with statutory requirements, we expect vessels less than 15 years old to be drydocked every 60 months and vessels older than 15 years to be drydocked every 30 months. We intend to fund drydocking costs with cash from operations, cash on hand or with amounts available under the Global Ultraco Debt Facility. In addition, drydocking typically requires us to reposition vessels from a discharge port to shipyard facilities, which will reduce our owned available days and revenues during that period.
Drydocking costs incurred are deferred and amortized through depreciation and amortization on the condensed consolidated statements of operations on a straight-line basis over the period through the date the next drydocking is required to become due. During the nine months ended September 30, 2023, five of our vessels completed drydock and we incurred $10.6 million for drydocking costs. During the nine months ended September 30, 2022, eight of our vessels completed drydock and we incurred $18.5 million for drydocking costs.
Vessel improvements generally include systems and equipment intended to enhance a vessel’s efficiency and revenue earning capability. We intend to fund these costs through cash from operations, cash on hand or amounts available under the Global Ultraco Debt Facility.
The following table provides certain information about the estimated costs for anticipated vessel drydockings and improvements in the next four quarters, along with the anticipated off-hire days:

	Projected Costs (1) ($ in millions)
Quarters Ending	Off-hire Days(2)	Drydocks	Vessel Improvements(3)
December 31, 2023	224	$4.1	$1.8
March 31, 2024	232	$4.7	$0.8
June 30, 2024	143	$2.0	$0.4
September 30, 2024	165	$2.4	$—

(1)	We intend to fund these costs with cash from operations, cash on hand or with amounts available under the Global Ultraco Debt Facility.
(2)	Actual duration of off-hire days will vary based on the age and condition of the vessel, yard schedules and other factors. Projected off-hire days includes an allowance for unforeseen events.
(3)	Projected costs for vessel improvements are primarily comprised of costs for ballast water treatment systems (“BWTS”).

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial statements and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenues, net	$82,606	$185,313	$289,210	$568,406

Voyage expenses	23,791	40,792	82,737	120,710
Vessel operating expenses	28,822	33,091	91,077	88,213
Charter hire expenses	6,868	19,772	31,014	63,768
Depreciation and amortization	15,472	15,407	45,035	45,241
General and administrative expenses	10,652	9,666	32,871	29,611
Impairment of operating lease right-of-use assets	—	—	722	—
Other operating expense	677	2,469	860	2,643
Gain on sale of vessels	(4,855)	(9,336)	(19,731)	(9,336)
Total operating expenses, net	81,427	111,861	264,585	340,850

Operating income	1,179	73,452	24,625	227,556

Interest expense	7,714	4,236	16,005	13,021
Interest income	(1,488)	(881)	(5,139)	(1,100)
Realized and unrealized loss/(gain) on derivative instruments, net	104	(11,293)	(2,318)	(13,281)
Loss on debt extinguishment	—	4,173	—	4,173
Total other expense/(income), net	6,330	(3,765)	8,548	2,813
Net (loss)/income	$(5,151)	$77,217	$16,077	$224,743

Weighted average shares outstanding:
Basic	9,313,051	12,993,450	11,686,433	12,985,329
Diluted	9,313,051	16,201,852	15,057,652	16,219,264

Per share amounts:
Basic net (loss)/income	$(0.55)	$5.94	$1.38	$17.31
Diluted net (loss)/income	$(0.55)	$4.77	$1.36	$13.86

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data and par values)

	September 30, 2023	December 31, 2022
ASSETS:
Current assets:
Cash and cash equivalents	$113,879	$187,155
Accounts receivable, net of a reserve of $2,933 and $3,169, respectively	24,594	32,311
Prepaid expenses	5,832	4,531
Inventories	26,881	28,081
Collateral on derivatives	4,380	909
Fair value of derivative assets – current	8,653	8,479
Other current assets	652	558
Total current assets	184,871	262,024
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $289,819 and $261,725, respectively	914,108	891,877
Advances for vessel purchases	—	3,638
Advances for BWTS and other assets	1,984	2,722
Deferred drydock costs, net	37,756	42,849
Other fixed assets, net of accumulated depreciation of $1,324 and $1,623, respectively	952	310
Operating lease right-of-use assets	10,892	23,006
Restricted cash – noncurrent	2,575	2,599
Fair value of derivative assets – noncurrent	5,435	8,184
Total noncurrent assets	973,702	975,185
Total assets	$1,158,573	$1,237,209
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$20,938	$20,129
Accrued interest	2,092	3,061
Other accrued liabilities	19,198	24,097
Fair value of derivative liabilities – current	585	163
Current portion of operating lease liabilities	10,109	22,045
Unearned charter hire revenue	8,201	9,670
Current portion of long-term debt – Global Ultraco Debt Facility	49,800	49,800
Current portion of long-term debt – Convertible Bond Debt, net of debt discount and debt issuance costs	103,791	—
Total current liabilities	214,714	128,965
Noncurrent liabilities:
Long-term debt – Global Ultraco Debt Facility, net of debt discount and debt issuance costs	341,881	181,183
Convertible Bond Debt, net of debt discount and debt issuance costs	—	103,499
Fair value of derivative liabilities – noncurrent	444	—
Noncurrent portion of operating lease liabilities	2,766	3,173
Other noncurrent accrued liabilities	696	1,208
Total noncurrent liabilities	345,787	289,063
Total liabilities	560,501	418,028

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 9,319,177 and 13,003,702 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	93	130
Additional paid-in capital	746,898	966,058
Accumulated deficit	(162,418)	(163,556)
Accumulated other comprehensive income	13,499	16,549
Total stockholders' equity	598,072	819,181
Total liabilities and stockholders' equity	$1,158,573	$1,237,209

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)

	Nine Months Ended
	September 30, 2023	September 30, 2022
Cash flows from operating activities:
Net income	$16,077	$224,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	34,577	35,513
Noncash operating lease expense	17,890	21,083
Amortization of deferred drydocking costs	10,458	9,728
Amortization of debt discount and debt issuance costs	1,958	1,627
Loss on debt extinguishment	—	4,173
Impairment of operating lease right-of-use assets	722	—
Gain on sale of vessels	(19,731)	(9,336)
Unrealized loss/(gain) on derivative instruments, net	437	(8,517)
Stock-based compensation expense	5,680	4,542
Drydocking expenditures	(10,562)	(18,527)
Changes in operating assets and liabilities:
Accounts payable	1,381	650
Accounts receivable	7,707	(5,098)
Accrued interest	(969)	(1,241)
Inventories	1,199	(8,622)
Operating lease liabilities current and noncurrent	(19,570)	(21,076)
Collateral on derivatives	(3,471)	13,881
Fair value of derivatives, other current and noncurrent assets	(141)	(183)
Other accrued liabilities	(4,907)	(2,332)
Prepaid expenses	(1,301)	(1,223)
Unearned charter hire revenue	(1,469)	2,706
Net cash provided by operating activities	35,965	242,491

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(81,802)	(781)
Advances for vessel purchases	—	(4,125)
Purchase of BWTS	(2,142)	(5,695)
Proceeds from hull and machinery insurance claims	174	—
Net proceeds from sale of vessels	56,609	14,944
Purchase of other fixed assets	(670)	(253)
Net cash (used in)/provided by investing activities	(27,831)	4,090

Cash flows from financing activities:
Proceeds from Revolving Facility, net of debt issuance costs – Global Ultraco Debt Facility	123,361	—
Proceeds from Term Facility, net of debt issuance costs – Global Ultraco Debt Facility	73,125	—
Repayment of Term Facility – Global Ultraco Debt Facility	(37,350)	(37,350)
Repurchase of Common Stock and associated fees – related party	(222,688)	—

Repurchase of Convertible Bond Debt	—	(14,188)
Dividends paid	(15,790)	(81,577)
Debt issuance costs paid to lenders – Original Global Ultraco Debt Facility	—	(18)
Cash paid for taxes related to net share settlement of equity awards	(1,989)	(2,351)
Other financing costs paid	(103)	—
Cash received from exercise of stock options	—	85
Proceeds from equity offerings, net of issuance costs	—	201
Net cash used in financing activities	(81,434)	(135,198)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(73,300)	111,383
Cash, cash equivalents and restricted cash at beginning of period	189,754	86,222
Cash, cash equivalents and restricted cash at end of period	$116,454	$197,605

Cash paid for interest	$22,064	$12,861

Supplemental Information - Non-GAAP Financial Measures
This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”) measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations, that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide and provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not solely rely on any single non-GAAP financial measure.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Financial Measures
Adjusted net (loss)/income and Basic and Diluted adjusted net (loss)/income per share
Adjusted net (loss)/income and Basic and Diluted adjusted net (loss)/income per share represent Net (loss)/income and Basic and Diluted net (loss)/income per share, respectively, as adjusted to exclude unrealized gains and losses on FFAs and bunker swaps, gains and losses on debt extinguishment, and impairment of operating lease right-of-use assets. The Company utilizes derivative instruments such as FFAs and bunker swaps to partially hedge against its underlying long physical position in ships (as represented by owned and third-party chartered-in vessels). As the Company does not apply hedge accounting to these derivative instruments, unrealized mark-to-market gains and losses on forward hedge positions impact current quarter results, causing timing mismatches in the Condensed Consolidated Statements of Operations. Additionally, we believe that gains and losses on debt extinguishment and impairment of operating lease right-of-use assets are not representative of our normal business operations. We believe that Adjusted net (loss)/income and Adjusted net (loss)/income per share are more useful to analysts and investors in comparing the results of operations and operational trends between periods and relative to other peer companies in our industry. Our Adjusted net (loss)/income should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. As noted above, our Adjusted net (loss)/income and Adjusted net (loss)/income per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted net (loss)/income or Adjusted net (loss)/income per share in the same manner.
The following table presents the reconciliation of our Net (loss)/income to Adjusted net (loss)/income:
Reconciliation of GAAP Net (loss)/income to Adjusted net (loss)/income
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net (loss)/income	$(5,151)	$77,217	$16,077	$224,743
Adjustments to reconcile net (loss)/income to adjusted net (loss)/income:
Unrealized loss/(gain) on FFAs and bunker swaps, net	2,222	(7,124)	437	(8,517)
Impairment of operating lease right-of-use assets	—	—	722	—
Loss on debt extinguishment	—	4,173	—	4,173
Adjusted net (loss)/income	$(2,929)	$74,266	$17,236	$220,399

Weighted average shares outstanding:
Basic	9,313,051	12,993,450	11,686,433	12,985,329
Diluted (1)	9,313,051	16,201,852	15,057,652	16,219,264

Per share amounts:
Basic adjusted net (loss)/income	$(0.31)	$5.72	$1.47	$16.97
Diluted adjusted net (loss)/income	$(0.31)	$4.58	$1.44	$13.59

(1)
Diluted weighted average shares outstanding for the three and nine months ended September 30, 2023 and 2022 includes dilutive potential common shares related to the Convertible Bond Debt based on the if-converted method and potential common shares related to stock awards and options based on the treasury stock method, unless to do so would have been anti-dilutive to Diluted adjusted net (loss)/income per share.

EBITDA and Adjusted EBITDA
We define EBITDA as Net (loss)/income under GAAP adjusted for interest, income taxes and depreciation and amortization.
Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other peer companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. Adjusted EBITDA represents EBITDA adjusted to exclude certain non-cash, one-time and other items that the Company believes are not indicative of the ongoing performance of its core operations such as vessel impairment, gains and losses on sale of vessels, impairment of operating lease right-of-use assets, unrealized gains and losses on FFAs and bunker swaps, gains and losses on debt extinguishment and stock-based compensation expense.
The following table presents a reconciliation of our Net (loss)/income to EBITDA and Adjusted EBITDA:
Reconciliation of GAAP Net (loss)/income to EBITDA and Adjusted EBITDA
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net (loss)/income	$(5,151)	$77,217	$16,077	$224,743
Adjustments to reconcile net (loss)/income to EBITDA:
Interest expense	7,714	4,236	16,005	13,021
Interest income	(1,488)	(881)	(5,139)	(1,100)
Income taxes	—	—	—	—
EBIT	1,075	80,572	26,943	236,664
Depreciation and amortization	15,472	15,407	45,035	45,241
EBITDA	16,547	95,979	71,978	281,905
Non-cash, one-time and other adjustments to EBITDA(1)	(963)	(10,838)	(12,892)	(9,138)
Adjusted EBITDA	$15,584	$85,141	$59,086	$272,767

(1)
One-time and other adjustments to EBITDA for the three and nine months ended September 30, 2023 and 2022 includes gains on sale of vessels, net unrealized losses/(gains) on FFAs and bunker swaps, impairment of operating lease right-of-use assets, loss on debt extinguishment and stock-based compensation expense.

TCE revenue and TCE
Time charter equivalent revenue (“TCE revenue”) and time charter equivalent (“TCE”) are non-GAAP financial measures that are commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE revenue as revenues, net less voyage expenses and charter hire expenses, adjusted for realized gains and losses on FFAs and bunker swaps and defines TCE as TCE revenue divided by the number of owned available days. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues. TCE provides additional meaningful information in conjunction with Revenues, net, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their performance. Our TCE revenue and TCE should not be considered alternatives to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our TCE revenue and TCE may not be comparable to similarly titled measures of another company because all companies may not calculate TCE revenue and TCE in the same manner.
The following table presents the reconciliation of our Revenues, net to TCE:
Reconciliation of Revenues, net to TCE
(in thousands, except for Owned available days and TCE)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenues, net	$82,606	$185,313	$289,210	$568,406
Less:
Voyage expenses	(23,791)	(40,792)	(82,737)	(120,710)
Charter hire expenses	(6,868)	(19,772)	(31,014)	(63,768)
Realized gain on FFAs and bunker swaps, net	2,118	4,169	2,755	4,764
TCE revenue	$54,065	$128,918	$178,214	$388,692

Owned available days	4,708	4,588	13,791	13,599
TCE	$11,482	$28,099	$12,922	$28,582

Adjusted vessel operating expenses and Adjusted DVOE
Adjusted vessel operating expenses and Adjusted DVOE are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements to assess our operating performance as compared to that of other peer companies in our industry. The Company defines Adjusted vessel operating expenses as vessel operating expenses presented in accordance with U.S. GAAP, adjusted to exclude one-time, non-recurring expenses related to vessel acquisitions, charges relating to a change in the crewing manager on some of our vessels and discretionary spending associated with hull and hold upgrades and defines Adjusted DVOE as Adjusted vessel operating expenses divided by the number of ownership days. Ownership days is the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Adjusted vessel operating expenses and Adjusted DVOE provide additional meaningful information in conjunction with Vessel operating expenses, the most directly comparable GAAP measure. Our Adjusted vessel operating expenses and Adjusted DVOE should not be considered alternatives to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted vessel operating expenses and Adjusted DVOE may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted vessel operating expenses and Adjusted DVOE in the same manner.
The following table presents the reconciliation of our Vessel operating expenses to Adjusted vessel operating expenses and Adjusted DVOE:
Reconciliation of GAAP Vessel operating expenses to Adjusted vessel operating expenses and Adjusted DVOE
(in thousands, except for Ownership days and Adjusted DVOE data)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Vessel operating expenses	$28,822	$33,091	$91,077	$88,213
Less:
Adjustments to vessel operating expenses(1):	(347)	(1,371)	(3,548)	(1,796)
Adjusted vessel operating expenses	$28,475	$31,720	$87,529	$86,417

Ownership days	4,808	4,831	14,425	14,424
Adjusted DVOE	$5,922	$6,566	$6,068	$5,991

(1)
Adjustments to vessel operating expenses includes one-time, non-recurring expenses related to vessel acquisitions, charges relating to a change in the crewing manager on some of our vessels and discretionary spending associated with hull and hold upgrades.

Glossary of Terms
Chartered-in days: We define chartered-in days as the aggregate number of days in a period during which we charter-in vessels under operating leases. The Company charters-in vessels on a long-term and short-term basis.
Owned available days: We define owned available days as the number of ownership days less the aggregate number of days that our owned vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys and other reasons which prevent the vessel from performing under a charter party in a period. The shipping industry uses owned available days to measure the number of days in a period during which owned vessels should be capable of generating revenues.
Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
Definitions of Capitalized Terms
Convertible Bond Debt: Convertible Bond Debt refers to 5.0% Convertible Senior Notes due 2024 issued by the Company on July 29, 2019 that will mature on August 1, 2024.
Global Ultraco Debt Facility: Global Ultraco Debt Facility refers to the senior secured credit facility entered into by Eagle Bulk Ultraco LLC (“Eagle Ultraco”), a wholly-owned subsidiary of the Company, along with certain of its vessel-owning subsidiaries as guarantors, with the lenders party thereto (the “Lenders”), Credit Agricole Corporate and Investment Bank (“Credit Agricole”) as security trustee, structurer, sustainability coordinator and facility agent. The Global Ultraco Debt Facility provides for an aggregate principal amount of $485.3 million, which consists of (i) a term loan facility in an aggregate principal amount of $300.3 million (the “Term Facility”) and (ii) a revolving credit facility in an aggregate principal amount of $185.0 million (the “Revolving Facility”). The Global Ultraco Debt Facility is secured by 52 of the Company's vessels. As of September 30, 2023, $54.6 million remains undrawn under the Revolving Facility.
Conference Call Information
As previously announced, members of Eagle’s senior management team will host a teleconference and webcast at 8:00 a.m. ET on Friday, November 3, 2023, to discuss the third quarter results.
A live webcast of the call will be available on the Investor Relations page of the Company's website at ir.eagleships.com. To access the call by phone, please register at https://register.vevent.com/register/BIee839edd63884046b37812fb660d9ebb and you will be provided with dial-in details. A replay of the webcast will be available on the Investor Relations page of the Company's website.
About Eagle Bulk Shipping Inc.
The Company is a U.S.-based, fully integrated shipowner-operator, providing global transportation solutions to a diverse group of customers including miners, producers, traders and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Eagle focuses exclusively on the versatile midsize drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.
Website Information
We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.
Disclaimer: Forward-Looking Statements
Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements in this release reflect management’s current expectations and observations with respect to future events and financial performance. Where we express an expectation or belief as to future events or results, including future plans with respect to financial performance, the payment of dividends and/or repurchase of shares, or future actions of holders of the Convertible Bond Debt, including whether or not to elect to convert any portion of the Convertible Bond Debt prior to its maturity date, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements.
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. The principal factors that affect our financial position, results of operations and cash flows include market freight rates, which fluctuate based on various economic and market conditions, periods of charter hire, vessel operating expenses and voyage costs, which are incurred primarily in U.S. dollars, depreciation expenses, which are a function of the purchase price of our vessels and our vessels’ estimated useful lives and scrap value, general and administrative expenses, and financing costs related to our indebtedness. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct, does not undertake any duty to update them and disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors which could include the following: (i) volatility of freight rates driven by changes in demand for seaborne transportation of drybulk commodities and in supply of drybulk shipping capacity; (ii) changes in drybulk carrier capacity driven by levels of newbuilding orders, scrapping rates or fleet utilization; (iii) changes in rules and regulations applicable to the drybulk industry, including, without limitation, regulations of the International Maritime Organization and the European Union (the “EU”), requirements of the Environmental Protection Agency and other governmental and quasi-governmental agencies; (iv) changes in U.S., United Kingdom, United Nations and EU economic sanctions and trade embargo laws and regulations as well as equivalent economic sanctions laws of other relevant jurisdictions; (v) actions taken by regulatory authorities including, without limitation, the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); (vi) changes in the typical seasonal variations in drybulk freight rates; (vii) changes in national and international economic and political conditions including, without limitation, the current conflicts between Russia and Ukraine and Israel and Hamas, the current economic and political environment in China and the environment in historically high-risk geographic areas such as the South China Sea, the Indian Ocean, the Gulf of Guinea and the Gulf of Aden; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking costs); (ix) the duration and impact of the novel coronavirus (“COVID-19”) pandemic and measures implemented by governments of various countries in response to the COVID-19 pandemic; (x) volatility of the cost of fuel; (xi) volatility of costs of labor and materials needed to operate our business due to inflation; (xii) any legal proceedings which we may be involved from time to time; and (xiii) other factors listed from time to time in our filings with the Securities and Exchange Commission (the “SEC”).
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. The Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Risks and uncertainties are further described in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 10, 2023, as updated by those risks described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the three months ended June 30, 2023, filed with the SEC on August 4, 2023.

CONTACT

Company Contact:
Constantine Tsoutsoplides
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

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Source: Eagle Bulk Shipping Inc.